EXHIBIT 2.1



                                Letter of Intent


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                                Letter of Intent




                                     between

Kai Stefan Dietrich,

business address: Marktstrasse 3, 41236 Monchengladbach, Federal Republic of

Germany,

                                       and

Sandro Schaefer,

business address:  Zur Brucke 6, D- 41447 Niederkruchten, Federal Republic of

Germany,

(hereinafter jointly referred to as the "Sellers")

                                       and

ASPi Europe, Inc.

Two Union Square, 601 Union Street, Suite 4200, Seattle, Washington 98101,

United States of America,

(hereinafter referred to as the "Buyer").


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                                       A.

                                    Recitals

WHEREAS the Buyer intends to purchase from the Sellers all of the issued and outstanding equity securities of WebTech Ltd. (hereinafter referred to as the "Company");

AND WHEREAS the Sellers intend to sell to the Buyer all of the issued and outstanding equity securities of the Company,

NOW THEREFORE, the contracting parties agree as follows:

                                       B.

                               General Principles

It is understood between the contracting parties that they intend to base their definitive stock purchase agreement on the following principles:

     I.   Sale of Stock and Consideration

          1. The Sellers intend to sell to the Buyer 100% of the issued and outstanding equity securities of the Company, consisting of (___??) shares of common stock of the Company (the "Shares") and to transfer the Shares to the Buyer.

          2. The Buyer intends to give the following consideration for the transfer of said Shares:

               - Transfer of 250,000 shares of common stock of the Buyer, having a par value of $ 0.001 per share (the "Consideration Shares").

          3.   The consideration shall be given as follows:




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               -    At the  Closing  Date,  the  Consideration  Shares  shall be transferred to a location specified by the sellers.

          4. The contracting parties will specify further particulars and details, especially with regard to the transfer of the Consideration Shares, taking into consideration the mutual interests of the parties (including, but not limited to tax-related considerations).

          5. The contracting parties shall enter into definitive documentation evidencing the terms of this Letter of Intent with a closing date of no later than August 31, 2000, or such other date as may be mutually agreed upon by the contracting parties in writing (the "Closing Date").

          6. At the time of closing of the stock purchase referred to herein, it is understood by the parties that the Board of Directors of the Buyer shall be adjusted to include representatives such that Seller's representation on the Board of Directors is no less than 50% of the Board of Directors (if an even number of members of the Board of Directors is authorized) or a majority (if an odd number of members of the Board of Directors is authorized). The Board of Directors will be comprised of at least four members at the time that definitive documentation is entered into. The contracting parties intend that the following persons will be two of the initial Members of the Board of Directors:

                                    Kai Stefan Dietrich
                                    Sandro Schaefer

          7. Upon the Closing Date, the Buyer shall have obtained an increase in its capital stock of U.S. $0.5 million. This capital increase will have been completed at the Closing Date at which time the funds will be available to the Company.

     II.  Representations and Warranties




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          1.   Standard Representations and Warranties.

               The contracting parties will make standard representations and warranties to be set forth in definitive documentation.

          2.   Covenants of the Sellers

               From the date of this Letter of Intent to the Closing Date, the Sellers covenant to the Buyer the following:

               a. The Sellers will furnish Buyer with whatever corporate records and documents are available, including the corporate statute, the internal rules of procedure (or Bulgarian equivalent) and the audited financial statements (under U.S. generally accepted accounting principles) of the Company.

               b. The Company will not enter into any contract or business transaction, merger or business combination, or incur any further debts or obligations (other than in the ordinary course of business) without the express written consent of the Buyer.

               c. The Company will not amend or change its corporate statute or internal rules of procedure, or issue any additional shares of its common stock without the express written consent of the Buyer.

               d. The Company will not issue any stock options, warrants or other rights or interests in or to its shares of common stock.

               e. The Company will not declare any dividend in cash or stock, or any other benefit.

               f. The Company will not institute any bonus, benefit, profit sharing, stock option, pension retirement plan or similar arrangement.




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               g.   The Sellers  agree to indemnify the Buyer against and to pay any  loss,  damage,  expense  or claim  or  other  liability
                    incurred   or  suffered  by  the  Buyer  by  reason  of  the
                    inaccuracy of any warranty or representation contained in this Letter of Intent.

          3.   Covenants of the Buyer

               The Buyer will obtain requisite approvals to appoint up to two of the Sellers' representatives to its Board of Directors on the Closing Date.

          4.   Access to Records

               Between the date of this Letter of Intent and the Closing Date, the Sellers will afford any representative of the Buyer free and full access to all premises, properties, books, accounts, and other records of the Company in order to provide the Buyer's representatives full opportunity to make whatever investigations of the Company as Buyer may desire. If any such investigation or inquiry gives the Buyer reason to believe that the Sellers may have breached any term or condition of this Letter of Intent, the Buyer will advise the Sellers so in writing and this Letter of Intent will be terminated at the option of the Buyer.

     III. General Provisions

          1. The contracting parties shall act in good faith and effort in its negotiations of this Letter of Intent and the execution of definitive documentation. In addition, the contracting parties shall jointly prepare a non-binding time schedule for completion of the terms of the stock transfer

          2. In the course of the parties' discussions, the contracting parties will receive confidential documents and information that are necessary or appropriate for the stock transfer. Confidential documents and information within this meaning include such data that are only accessible to a limited circle of




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               persons and that,  according  to the  apparent  will of the party concerned, shall not be disclosed to the public.

               The contracting parties agree that these confidential documents and information are to be treated confidentially and must not be made available or accessible, whether completely or in part, to any third party. No party will make use of the documents and information received from the respective other contracting party, except for the purpose of the execution of definitive documentation to effect a closing of this transaction.

          3. In case the contracting parties should fail to do such things as are necessary to close this transaction, they will:

               -    harmonize all statements to be made; and

               - immediately return all confidential documents and other data received from the respective other contracting party and destroy any other documents, copies and other duplicated items, etc.

          4. Each contracting party shall bear its own expenses, including but not limited to the costs of any outside consultants.

          5.   This  Letter  of  Intent is  subject  to the laws of the  Federal
               Republic of Germany. The contracting parties agree that any disputes resulting from this Letter of Intent shall be subject to the jurisdiction of the Federal Republic of Germany.

          6. This Letter of Intent represents the material terms of the present state of the understanding between the contracting parties. It is understood by the parties that only the regulations under Item B III. ("General Provisions") of this Letter of Intent shall have a binding effect. In the event that the closing of this transaction should fail, for whatever reason, any claims for performance and/or damages that the contracting parties may have, in particular as to this Letter of Intent have (except as to "General Provisions"), shall be excluded.





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                                       C.

                                  Due Diligence

The parties agree that each shall take all measures to obtain an accurate report of its earning position and any economic and/or legal risks. Prior to the stock transfer, the Buyer will perform a thorough legal and financial audit of the Company ("Due Diligence") to ensure no material liabilities exist in the business operations of the Company and to determine all essential legal, tax-related and operating conditions that considerably influence the Company's earning capacity and therefore might endanger the economic success of the intended transaction.

Such Due Diligence shall be completed prior to the execution of definitive closing documentation by the contracting parties.

SELLERS:                                        BUYERS:

Dusseldorf, Federal Republic of Germany         Seattle, Washington, USA
Dated: June 29, 2000                            Dated: July 5, 2000

ASPI EUROPE, INC.

/s/ Kai Stefan Dietrich                         By: /s/ Damon Poole
--------------------------------                    ---------------------------
Kai Stefan Dietrich

                                                Its: CEO
/s/ Sandro Schaefer
--------------------------------
Sandro Schaefer